Exhibit 23






          Consent of Ernst & Young, Independent Auditors


          We consent to the incorporation by reference in this Annual Report (Form 10-K) of Strawbridge & Clothier of our report dated March 23, 1994, included in the 1993 Annual Report to Shareholders of Strawbridge & Clothier.

          Our audits also included the financial statement schedules of Strawbridge & Clothier listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these schedules based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

          We consent to the incorporation by reference in Registration Statement No. 2-99396 on Form S-8 dated August 22, 1985, Registration Statement No. 33-37675 on Form S-8 dated November 8, 1990, Registration Statement No. 33-40928 on Form S-8 dated May 29, 1991, and Registration Statement No. 33-55782 on Form S-3 dated December 15, 1992, and the related Prospectuses of Strawbridge & Clothier of our report dated March 23, 1994, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in the 1993 Annual Report (Form 10-K) of Strawbridge & Clothier.



          ERNST & YOUNG

          Philadelphia, Pennsylvania
          April 22, 1994










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